Exhibit 99.1

Uranium Resources, Inc. Provides Third Quarter 2011 Update

LEWISVILLE, Texas--(BUSINESS WIRE)--November 14, 2011--Uranium Resources, Inc. (NASDAQ: URRE) (URI), today provided an update on the Company’s activities and its liquidity position for the third quarter of 2011 as well as its strategy and outlook.

Texas Exploration and Reclamation Activities Ongoing

URI’s objectives in Texas are to explore for and develop a larger reserve base, advance current properties through licensing and permitting, lease additional targeted properties, prepare its processing facilities and holding ponds for production, and work with its customers to redefine the terms of its sales agreements to enable better margins and greater likelihood of returning to production in Texas. In addition, the Company continues to demonstrate its capabilities for restoring properties after production.

Los Finados Exploration Project Update

  URI and Cameco Texas, Inc. (“CTI”), a subsidiary of Power Resources, Inc., which is a subsidiary of Cameco (NYSE: CCJ), are near completion of Phase I of a three-phase, three-year exploration program in Kenedy County, Texas. This phase commenced in June 2011 and is expected to be completed in November 2011.
  Phase I exploratory work used a widely and evenly spaced drilling program covering a grid designed to test the potential for uranium mineralization over an approximate 54,000 acre area. Specifically, the objective is to identify oxidation-reduction interfaces within the wide-spaced drilling. As of October 31, 2011, a total of 16 holes have been drilled at an average depth of 1,300 feet each for a total cost of approximately $0.9 million. CTI will have earned a 40% interest in the project at the completion of Phase I, which requires a $1.0 million investment in exploration.
  CTI has 60 days from the completion of Phase I to opt into Phase II to earn an additional 10% interest in Los Finados. This phase requires an additional $1.5 million investment in the exploration program by CTI. URI must notify KMF, the property owner, by November 25, 2011, of its intent to commit an additional $1.5 million in exploration activities in order to maintain the property lease.

Don Ewigleben, President and CEO of URI, commented, “Challenging drilling conditions, coupled with higher equipment costs due to increased industry demand, caused Phase I expenses to be higher than anticipated. This resulted in fewer than desired drilled holes and about two additional months of exploration time. Nonetheless, we remain encouraged with the properties potential and we are currently in discussions with CTI on the potential start date of Phase II work.”

Texas Reclamation Activities

  The Company has focused on reclamation activities in Texas since its two remaining operating wellfields were fully depleted in June 2009. URI has processed nearly 4 billion gallons of water associated with all of its restoration activities through the end of the third quarter.
  Restoration has been completed and production areas PA1 and PA2 are moving to stabilization at Kingsville Dome (KVD). Further along in the process are Rosita PA1 and PA2 wellfields. Restoration results for these wellfields have been reviewed by the Texas regulatory agencies. We expect to achieve final closure on these areas by the third quarter of 2012. Restoration activities continue at KVD PA3 and Vasquez PA1 and PA2.

Feasibility Study Progressing in New Mexico

URI’s focus in New Mexico is on the completion of its feasibility study by the end of 2011 to determine the options available to advance its Churchrock/Crownpoint project.

Mr. Ewigleben noted, “The feasibility study originally was commissioned to evaluate all of our properties, including our conventional assets. Given the complexity of the study, the various scenarios available, and the need to accelerate our engineering activities in order to stay on target, our focus for the near-term has shifted to our priority production property at Churchrock Section 8 and the Crownpoint processing facility. At section 8, we have 6.5 million pounds of in-place mineralized uranium material under our recently reactivated underground injection control permit and NRC license. We own a total of 27.4 million pounds of in-place mineralized uranium material that are covered by the NRC license, inclusive of the uranium mineralization at Section 8. We expect to have the various scenarios completed by year end so that we can evaluate the best option for advancing to production in the most cost effective manner. We should be in a position during the first quarter of 2012 to review our evaluation of the options and decisions on the project.”

  The Company continues to target production in 2013. Production will be dependent upon availability of financing, the speed of construction activities, and access to required capital equipment.
  In June 2011, URI received confirmation from the New Mexico Environment Department (“NMED”) that its discharge plan is in timely renewal and that the NMED is currently conducting technical review of its renewal application. Eastern Navajo Diné Against Uranium Mining (“ENDAUM”), the intervener group that has been a party to much of the New Mexico based litigation filed against the Company in the past, filed on July 15, 2011, a Complaint for Declaratory and Injunctive Relief and a Motion for Preliminary Injunction against the New Mexico Environment Department (“NMED”). ENDAUM’s complaint claims NMED has no authority to allow the Company to conduct in situ leach uranium mining operations at its Churchrock Section 8 property under its existing discharge permit while the permit is in timely renewal. A hearing for summary judgment on the filing is scheduled for March 8, 2012, and a hearing in the Motion for Preliminary Injunction seeking to prevent NMED from allowing HRI to conduct any discharges on the Churchrock Section 8 property prior to NMED making a determination to grant a new discharge permit application is scheduled for April 2, 2012. The Company has intervened in this case and is actively defending our rights in the matter.
  On October 18, 2011, URI announced that the NRC reactivated its Source Materials License to conduct in-situ recovery uranium mining in McKinley County, New Mexico. The reactivation effectively allows for the production of up to 1 million pounds per year from Churchrock Section 8 until a successful commercial demonstration of restoration is made, after which mining on other properties can begin and the quantity of production can be increased to 3 million pounds per year. URI is the only uranium company in New Mexico that possesses an NRC license authorizing current or new production. URI has 27.4 million pounds of in place mineralized uranium material under its License.
  The outcome of the engineering and economic analysis is a bankable feasibility study that can be used for the consideration of debt financing of the project as well as other alternatives to include strategic partners.

Liquidity Position and Flexible Financing Tool: At-the-Market Stock Sales Agreement

Cash at September 30, 2011, was $5.4 million compared with $8.2 million at June 30, 2011, and $11.1 million at March 31, 2011. The decrease from the sequential second quarter reflects ongoing reclamation activities in Texas, the costs associated with the feasibility study, and $500,000 of funding to collateralize URI’s financial surety obligations. URI’s cash balance at October 31, 2011, was $4.3 million.

On October 28, 2011, URI entered into an At-The-Market Sales Agreement with BTIG, LLC, allowing it to sell from time to time, its common shares having an aggregate offering price of up to $15.0 million, through an “at-the-market” equity offering program.

Mr. Ewigleben concluded, “The ATM provides us a low cost, flexible financing tool that we can use as needed to fund our ongoing feasibility study, extended engineering requirements for the study, as well as to support our corporate development efforts. We continue to pursue opportunities to expand our uranium assets in New Mexico and Texas, focusing on opportunities that will provide advantage to us when we return to production in Texas and move toward production in New Mexico.”

Teleconference and Webcast

URI is hosting a conference call and webcast today at 11:00 a.m. ET. During the call, management will provide an update on URI’s strategies, outlook, and progress in advancing its Texas and New Mexico properties. A question-and-answer session will follow.

The URI conference call can be accessed by dialing (201) 689-8471. The live listen-only audio webcast can be monitored on the Company’s website at www.uraniumresources.com, where it will be archived afterwards. A transcript will also be placed on the Company’s website, once available.

To listen to the archived call, dial (858) 384-5517, and enter replay pin number 380578. The replay will be available from 2:00 p.m. ET the day of the teleconference until 11:59 p.m. ET Monday, November 21, 2011.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico and a NRC license to produce up to 1 million pounds of uranium per year. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis. None of URI’s properties is currently in production.

URI’s strategy is to fully exploit its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its Web site at www.uraniumresources.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

TABLES FOLLOW.

URANIUM RESOURCES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30, 2011	December 31, 2010
Current assets:
Cash and cash equivalents	$5,414,726	$15,386,472
Receivables, net	293,065	46,244
Prepaid and other current assets	260,676	179,231
Total current assets	5,968,467	15,611,947

Property, plant and equipment, at cost:
Uranium properties	82,689,009	82,989,579
Other property, plant and equipment	868,186	905,511
Less-accumulated depreciation, depletion and impairment	(64,643,545)	(64,282,888)
Net property, plant and equipment	18,913,650	19,612,202

Long-term investment:
Certificates of deposit, restricted	8,862,491	7,337,366
	$33,744,608	$42,561,515
Current liabilities:
Accounts payable	$1,176,868	$602,190
Current portion of asset retirement obligations	1,177,951	1,239,588
Royalties and commissions payable	665,745	665,745
Deferred compensation	—	697,028
Accrued legal settlement	—	1,375,000
Accrued interest and other accrued liabilities	374,732	348,269
Current portion of capital leases	64,482	83,183
Total current liabilities	3,459,778	5,011,003

Asset retirement obligations	3,637,683	3,804,057
Other long-term deferred credits	500,000	500,000
Long term capital leases, less current portion	71,028	119,588
Long-term debt, less current portion	450,000	450,000
Commitments and contingencies (Notes 4 and 9)
Shareholders’ equity:
Common stock, $.001 par value, shares authorized: 200,000,000; shares issued and outstanding (net of treasury shares): 2011—93,528,362; 2010—92,430,306	93,566	92,468
Paid-in capital	169,426,529	167,971,955
Accumulated deficit	(143,884,558)	(135,378,138)
Less: Treasury stock (38,125 shares), at cost	(9,418)	(9,418)
Total shareholders’ equity	25,626,119	32,676,867
	$33,744,608	$42,561,515

URANIUM RESOURCES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue:
Uranium sales	$—	$—	$—	$—
Total revenue	—	—	—	—
Costs and expenses:
Cost of uranium sales
Operating expenses	133,753	67,260	498,862	297,570
Accretion/amortization of asset retirement obligations	26,543	39,143	95,562	116,431
Depreciation and depletion	145,193	186,603	476,375	576,449
Impairment of uranium properties	493,568	352,631	1,081,666	742,278
Exploration expenses	(25,816)	—	82,871	725
Total cost of uranium sales	773,241	645,637	2,235,336	1,733,453
Loss from operations before corporate expenses	(773,241)	(645,637)	(2,235,336)	(1,733,453)

Corporate expenses—
General and administrative	2,022,139	1,674,030	6,289,557	4,852,642
Provision for legal settlement	—	1,375,000	—	1,375,000
Depreciation	31,717	36,331	100,383	107,581
Total corporate expenses	2,053,856	3,085,361	6,389,940	6,335,223
Loss from operations	(2,827,097)	(3,730,998)	(8,625,276)	(8,068,676)

Other income (expense):
Interest expense	(4,395)	(7,597)	(15,000)	(18,430)
Interest and other income, net	44,246	74,114	133,856	353,919

Net loss	$(2,787,246)	$(3,664,481)	$(8,506,420)	$(7,733,187)

Net loss per common share:
Basic	$(0.03)	$(0.04)	$(0.09)	$(0.12)
Diluted	$(0.03)	$(0.04)	$(0.09)	$(0.12)

Weighted average common shares and common equivalent shares per share data:
Basic	93,528,362	83,720,754	93,407,739	66,558,635
Diluted	93,528,362	83,720,754	93,407,739	66,558,635

URANIUM RESOURCES, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30,
	2011	2010
Operating activities:
Net loss	$(8,506,420)	$(7,733,187)
Reconciliation of net loss to cash used in by operations—
Accretion/amortization of asset retirement obligations	95,562	116,431
Depreciation and depletion	576,758	684,030
Impairment of uranium properties	1,081,666	742,278
Decrease in restoration and reclamation accrual	(1,170,956)	(1,072,148)
Stock compensation expense	737,300	795,743
Other non-cash items, net	2,289	14,858

Effect of changes in operating working capital items—
(Increase) decrease in receivables	(246,821)	59,288
Decrease in prepaid and other current assets	(81,445)	(157,877)
(Increase) decrease in payables, accrued liabilities and deferred credits	(773,860)	1,349,191
Net cash used in operations	(8,285,927)	(5,201,393)

Investing activities:
Increase in certificates of deposit, restricted	(1,525,125)	(41,795)
Additions to property, plant and equipment—
Kingsville Dome	(110,063)	(143,324)
Vasquez	(15,100)	(7,500)
Rosita/Rosita South	(118,732)	(63,852)
Los Finados	(88,236)	—
Churchrock	(30,057)	(125,543)
Section 13 Drilling	(17,805)	(89,882)
Other property	(34,785)	(26,797)
Proceeds from joint venture agreement	300,000	—
Net cash used in investing activities	(1,639,903)	(498,693)

Financing activities:
Payments on borrowings	(67,261)	(90,419)
Issuance of common stock, net	21,345	10,203,626
Net cash provide by (used in) financing activities	(45,916)	10,113,207

Net increase (decrease) in cash and cash equivalents	(9,971,746)	4,413,121
Cash and cash equivalents, beginning of period	15,386,472	6,092,068
Cash and cash equivalents, end of period	$5,414,726	$10,505,189

Non-cash transactions:

Issuance of common stock in settlement of deferred compensation	$697,027	$—
Issuance of restricted stock to employees and directors	$176	$302

CONTACT:
Investors:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
dpawlowski@keiadvisors.com
or
Media:
Uranium Resources, Inc.
Mat Lueras, 505-269-8317
Vice President, Corporate Development
mlueras@uraniumresources.com
or
Company:
Uranium Resources, Inc.
Don Ewigleben, 972-219-3330
President & Chief Executive Officer